Exhibit 99.2

GoldMail Transcript

CEO Quarterly Update - Q2 2009

Slide 1

Hi, this is Chuck Mache, CEO of American TonerServ, and I want to spend a few minutes with you to provide an update on the company and the progress we are making. This is the second of an ongoing series of quarterly audio updates I’ll be providing to our investors.

Slide 2

We continue to make tangible progress in our mission to grow by acquisition and organically…to become the leading strategic consolidator in the $6.0 billion, highly fragmented printer supplies and services industry.

Slide 3

For the last 3 years ATS has been implementing its acquisition strategy, and now we’re at an inflection point in the company’s life cycle. We’re becoming a true operating company as evidenced by our financials. Since I started as CEO in Feb 2009 I’ve gained a firm handle on the business and have my finger on the pulse of the vitals inside the company. We’ve cut expenses to the tune of $50k per month, and despite tough economic times, we are continuing to organically grow revenues in a healthy manor.

Slide 4

As you can see, we did $2.7 million of revenue in the third quarter of 2008, and have continued to post record revenue quarters…with $4.6 million in Q4’08, $6.2 million in Q1’09 and $7.4 million in Q2’09. Much of our growth in Q2 is attributable to the execution of our three 2009 strategic initiatives, which I will address in an upcoming slide. An interesting fact…in Q2 we sold over 20,000 toner and ink cartridges per month…that’s roughly 1,000 cartridges per business day.

Slide 5

In my first update you received in May we reported our first ever positive adjusted EBITDA for a single quarter, a significant milestone in ATS’s history. And in second quarter we achieved another milestone in the company’s history by posting over a quarter million dollars of positive Adjusted EBITDA…at $270 thousand dollars. We’ve gone from negative $397k back in the third quarter of 2008 to positive $270k in Q2’09.

This is a huge accomplishment and I must tell you, I’m really proud of the ATS team and our family of companies for all the hard work required to get to the next level….Especially in today’s economy.

Slide 6

As you can see, we’ve made significant improvements in the business over the last 4 quarters. The financial improvements reflect our ability to execute on our organic growth strategies set forth when I took over in February, and the continuation of our consolidation efforts.

Slide 7

Now to our strategic initiatives:

1. We are expanding our Sales Partner Program through our California hub iPrint Technologies, which allows independent sales people to join the ATS Community and market our products and services. This initiative has added 21 new sales partners and combined, they have brought in over $1 million in new revenue since February. We’ve developed a solid platform for on boarding new Sales Partners. We’re initiating recruiting and marketing strategies through various avenues to expand our Sales Partner Program and we view this as a huge opportunity throughout the Unites States.

2. Secondly, the national hospital contract won by our Florida hub, Tonertype, began rolling out service in June to several divisions of the hospital. Tonertype is doing an excellent job on boarding these hospital divisions with supplies, service and print management.

3. Third, In April we entered into a Sales Partner Agreement and Asset Purchase Option Agreement with Alpha Laser located in Evansville, IN. The Sales Partner Agreement with Alpha has been in place now for 4 months, and is fully operational. We continue to seek selective sales partner and acquisition opportunities like Alpha Laser….those who view our buying power, operational support, and the opportunity to be part of ATS as both a competitive and financial advantage in their markets.

Slide 8

We’re making a conscious effort on improving our investor relations to begin building our shareholder base and increasing investor awareness. We initiated this audio CEO Quarterly Update in Q1, which will be distributed quarterly. And yesterday ATS held our first conference call via webcast, which can be replayed from our website.

We are also stepping up our Annual Shareholder Meeting by inviting both our shareholders and the investor community to the Santa Rosa Golf & Country Club on September 24 th at 2:30pm. All of our shareholders are welcome and we hope you can make it for this informative session on ATS followed by some good food & wine.

Slide 9

Our second quarter press release is attached

Slide 10

I’m committed to keeping you apprised of our progress as the year unfolds and intend to reach out to you quarterly as we announce our financial results.

We believe the industry is ripe for consolidation and our product offering fits particularly well for our customer’s in today’s economic environment.

For your information our stock symbol is ASVP and if you’d like to learn more about the company, I’m leaving my contact information in this update for you to have. If you haven’t reviewed our latest release on our second quarter financials, you may do so at www. americantonerserv. com., and it’s also attached. I’d like to thank our investor, partners and customers for your continued support of ATS and do feel free to reach out to me at any time. All the best.